Company Contact: James Osborn
                          President and Chief  Executive Officer
                          110 Veterans Boulevard, Suite 222
                          Metairie, Louisiana 70005


     NEW ORLEANS, LOUISIANA, NOVEMBER 8, 1999 (OTC BB:CUCO)
     Cucos Inc. today announced that six members of the Board of Directors have been removed and replaced by a majority vote of the shareholders acting by a written consent in accordance with the Company's Articles of Incorporation. Notably, Frank J. Ferrara, Jr. has replaced Vincent J. Liuzza, Jr. as Chairman of the Board of Directors.
     As its first official business, the new Board of Directors appointed James Osborn as the Company's President and Chief Executive Officer. Mr. Osborn has over 25 years of experience in the restaurant industry, most recently as President and Chief Executive Officer of Family Steakhouses of Florida, a 50 million-dollar corporation. Mr. Osborn was the Vice-President of Operation of Cucos from 1987 through 1989. "I welcome the challenge of working with our employees, vendors and franchisees to revitalize Cucos," Mr. Osborn said.
     "This management team is committed to maintaining the highest quality Mexican restaurants in our markets." Cucos is a full service Mexican chain consisting of twelve company-owned restaurants and four franchise restaurants located primarily in the Southeastern United States.